Exhibit 99(a)

Delphi Net Liquidity (non-GAAP measure)(2)

	1999 through 2002(1)
	12/31/99	12/31/00	03/31/01	06/30/01	09/30/01	12/31/01	03/31/02	06/30/02	09/30/02	12/31/02
Cash and Cash Equivalents	$1,556	$760	$704	$689	$758	$757	$697	$753	$707	$1,014
Debt:
GAAP	1,757	3,182	3,368	3,388	3,515	3,353	3,303	3,662	3,455	2,766
Less: Trust Preferred	—	—	—	—	—	—	—	—	—	—
GE Supplier	—	—	—	—	—	—	—	—	—	—
Add: US Securitization	—	—	—	—	—	—	—	—	—	—
US GM Factoring	—	—	—	—	—	—	—	—	—	490
European Factoring	—	—	—	—	—	—	—	—	—	149

Total Delphi Debt	1,757	3,182	3,368	3,388	3,515	3,353	3,303	3,662	3,455	3,405

Reported Net Liquidity	$(201)	$(2,422)	$(2,664)	$(2,699)	$(2,757)	$(2,596)	$(2,606)	$(2,909)	$(2,748)	$(2,391)

Less: Undisclosed Factoring	275	187	334	374	301	193	187	313	290	300

Actual Net Liquidity (2)	$(476)	$(2,609)	$(2,998)	$(3,073)	$(3,058)	$(2,789)	$(2,793)	$(3,222)	$(3,038)	$(2,691)

Delphi Net Liquidity (non-GAAP measure)(2)

	2003 through 2004(1)
	03/31/03	06/30/03	09/30/03	12/31/03	03/31/04	06/30/04	09/30/04	12/31/04
Cash and Cash Equivalents	$755	$730	$731	$880	$808	$666	$902	$950
Debt:
GAAP	2,730	2,629	2,734	3,235	3,411	2,959	3,244	2,881
Less: Trust Preferred	—	—	—	(412)	(412)	(412)	(412)	(412)
GE Supplier	—	—	—	(168)	(203)	(45)	(25)	(8)
Add: US Securitization	—	488	362	323	325	600	325	350
US GM Factoring	500	—	—	—	—	—	—	—
European Factoring	144	192	108	172	9	198	202	419

Total Delphi Debt	3,374	3,309	3,204	3,150	3,130	3,300	3,334	3,230

Reported Net Liquidity	$(2,619)	$(2,579)	$(2,473)	$(2,270)	$(2,322)	$(2,634)	$(2,432)	$(2,280)

Less: Undisclosed Factoring	330	300	300	300	265	230	195	0

Actual Net Liquidity (2)	$(2,949)	$(2,879)	$(2,773)	$(2,570)	$(2,587)	$(2,864)	$(2,627)	$(2,280)

(1)	The supplementary non-GAAP financial data presented in this exhibit does not reflect the effects of restatements identified as part of the ongoing internal investigation and is subject to change. The supplementary financial information should be read together with the consolidated financial statements and notes thereto of Delphi Corporation (“Delphi” or the “Company”) as of and for the year ended December 31, 2003.

(2)	For purposes of calculation of Delphi’s non-GAAP net liquidity measure, the Company excludes its trust preferred securities and supplier financing programs (which are treated as debt for GAAP purposes) and includes all factoring and securitization programs (which are treated as sales of receivables for GAAP purposes).